Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales Results for the Fourth Fiscal Quarter and Full-Year Fiscal 2012

--Represents Nine Consecutive Quarters and Twenty-Seven Consecutive Periods of Comparable Sales Growth--

--Consistently Outstanding Sales Results Earn Benihana Teppanyaki Brand Number One Position in Knapp-Track Comparable Sales Survey for Calendar 2011--

MIAMI, April 10, 2012 /PRNewswire/ -- Benihana Inc. (Nasdaq: BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the fourth fiscal quarter and full-year fiscal 2012. The announcement marks the Company's ninth consecutive quarter of comparable restaurant sales growth, reflecting twenty-seven consecutive comparable sales growth periods.

The Company also announced that the results for its Benihana Teppanyaki brand ranked number one in the highly-respected Knapp-Track comparable sales survey for calendar year 2011.

Richard C. Stockinger, Chairman, President and Chief Executive Officer of Benihana Inc., said, "We are very pleased with yet another quarter of excellent sales growth driven primarily by increased traffic. Benihana Inc. has now produced nine consecutive quarters, including twenty-seven consecutive periods, of comparable restaurant sales growth, in a very difficult consumer and economic environment. It is an honor for our core Benihana Teppanyaki brand to be ranked number one in the prestigious Knapp-Track comparable sales survey for calendar year 2011. This achievement reflects the continued strength of this iconic brand and the outstanding efforts of our entire Benihana team."

For the fourth fiscal quarter ended April 1, 2012, total restaurant sales increased year over year by 12.9% to $91.9 million from $81.4 million; however, the fourth fiscal quarter of 2012 included one extra week of operating results in keeping with the Company's 52/53 week fiscal year reporting convention. Excluding the one extra week of sales in the recent fiscal quarter, total restaurant sales for the fourth fiscal quarter increased 4.1% to $84.7 million. Company-wide comparable restaurant sales increased by 4.8% for the fourth fiscal quarter ended April 1, 2012. For comparable sales reporting purposes, the extra week of sales is compared against sales for comparable units in the first week of fiscal year 2012. By concept, comparable restaurant sales increased 6.0% at Benihana Teppanyaki, 2.1% at RA Sushi and 2.4% at Haru. These results were led by traffic growth of 5.9% at Benihana Teppanyaki.

During the quarter, Benihana Teppanyaki represented approximately 68% of total restaurant sales, while RA Sushi and Haru accounted for 23% and 9% of total restaurant sales, respectively. There were 1,239 store-operating weeks in the fourth fiscal quarter of 2012 compared to 1,164 store-operating weeks in the same period of the prior year, reflecting the additional week of operating results included in the 2012 quarter.

For full year fiscal 2012, total restaurant sales increased year over year by 7.5% to $350.4 million from $325.9 million; however, as noted above, the 2012 fiscal year included a 53rd week of operating results. Excluding the one extra week of sales in the recent fiscal year, total restaurant sales increased year over year by 5.3% to $343.2 million. Company-wide comparable restaurant sales for the year increased by 6.0%, utilizing the same comparable sales reporting methodology for the 53rd week as noted for the quarter. By concept, comparable restaurant sales increased 7.6% at Benihana Teppanyaki, 3.4% at RA Sushi and 0.9% at Haru. These results were led by traffic growth of 6.3% at Benihana Teppanyaki.

During the year, Benihana Teppanyaki represented approximately 68% of total restaurant sales, while RA Sushi and Haru accounted for 23% and 9% of total restaurant sales, respectively. There were 5,071 store-operating weeks in fiscal 2012 compared to 5,034 store-operating weeks in the prior year, reflecting the additional week of operating results included in fiscal 2012, partially offset by the impact of permanent and temporary closures.

Two Benihana Teppanyaki restaurants were closed during a portion of fiscal year 2012 for remodeling and have been excluded from reported comparable sales results during the closure periods. One Haru restaurant was permanently closed in early fiscal 2012 and was excluded from reported comparable sales results for the year.

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ: BNHN) is the nation's leading operator of Japanese theme and sushi restaurants with 96 restaurants nationwide, including 63 Benihana restaurants, eight Haru sushi restaurants and 25 RA Sushi restaurants. In addition, 16 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contact
Jeremy Fielding or Anntal Silver
Kekst and Company
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